EXHIBIT 24

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned directors of First Virginia Banks, Inc., and each of us, do hereby make, constitute and appoint Thomas P. Jennings and Christopher M. Cole, and each of them (either of whom may act without the consent or joinder of the other), our attorneys-in-fact and agents with full power of substitution for us and in our name, place and stead, in any and all capacities, to execute for us in our behalf the Annual Report on Form 10-K of First Virginia Banks, Inc. for the year ended December 31, 2002 and any and all amendments to the foregoing Report and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, we the undersigned have executed this Power of Attorney this 26th day of February, 2003.

/s/ Eric C. Kendrick

Jennifer S. Banner	Eric C. Kendrick

/s/ Edward L. Breeden	/s/ W. Lee Phillips Jr.

Edward L. Breeden	W. Lee Phillips, Jr.

/s/ Paul Geithner Jr

Paul Geithner, Jr.	Joseph W. Richmond, Jr.

/s/ L. H. Ginn III	/s/ Lynda S. Vickers-Smith

L. H. Ginn III	Lynda S. Vickers-Smith

/s/ Edward M. Holland	/s/ Robert H. Zalokar

Edward M. Holland	Robert H. Zalokar

/s/ Lawrence T. Jennings	/s/ Albert F. Zettlemoyer

Lawrence T. Jennings	Albert F. Zettlemoyer